Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Network Equipment Technologies, Inc. on Form S-8 (Nos. 333-49837, 333-44436, 333-101962) of our report dated December 5, 2007 appearing in this Form 8-K/A, with respect to the consolidated financial statements of Quintum Technologies, Inc. and Subsidiary as of and for the year ended June 30, 2007.

/s/ WISS & COMPANY LLP

Livingston, New Jersey

December 10, 2007